Exhibit 99.1

January 12, 2006

Dear Investor,

We write to give you a further update on events related to the Refco bankruptcy proceedings that affect the fifteen segregated accounts that comprise the SPhinX Managed Futures Fund SPC (“SMFF”), and the SPhinX funds generally. As we previously discussed, on December 16, the Official Committee of Unsecured Creditors of Refco, Inc. (the “Committee”), filed an adversary proceeding in bankruptcy court against SMFF seeking to avoid as a preference $312 million transferred from Refco Capital Markets Ltd. (“RCM”) shortly before RCM filed for bankruptcy in October 2005. SMFF is opposing the preference action.

Today, the bankruptcy court granted the application of SMFF’s lawyers to reject the Committee’s efforts to obtain an accelerated hearing on the motion for summary judgment filed by the Committee on January 9. The court set an anticipated hearing date on or about March 31, 2006. SMFF’s lawyers intend to contest the motion vigorously and believe there are material facts in dispute that should preclude the granting of summary judgment for the Committee. If the bankruptcy court agrees, then it would set a date for a trial on the merits of the Committee’s complaint.

As we reported previously, the SPhinX board of directors is continuing to investigate and pursue paying redemptions from SMFF in the form of securities representing the assets subject to the attachment order in the preference action. We will advise you when SPhinX board of directors finalizes its decisions on this issue. We also note that Brian Owens, a member of the board of directors of PlusFunds Group, Inc., is no longer a director of SMFF.

Finally, a process has commenced to identify a purchaser for the controlling interest in PlusFunds Group, Inc., and we will keep you advised of developments in that regard.

PlusFunds Group, Inc., as Investment Manager to the SPhinX funds, is committed to protecting the interest of its investors to the maximum possible extent, and we will continue to keep you advised of pertinent events in the Refco bankruptcy proceedings and otherwise.

We are grateful for your continued support.

Sincerely yours,

PlusFunds Group, Inc.

PlusFunds Group, Inc. 1500 Broadway, 11th Floor, New York, NY 10036 | T212.653.1900 F212.653.1970 | www.plusfunds.com